UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Walter Energy, Inc.
(Name of Registrant as Specified in Its Charter)

Audley European Opportunities Fund Ltd.
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On April 16, 2013, Audley Capital Advisors LLP issued the following press release:

AUDLEY CAPITAL HIGHLIGHTS SHORTCOMINGS OF WALTER ENERGY’S NAÏVE BUSINESS PLAN

Believes Company has Grossly Miscalculated Expectations for Met Coal Pricing Recovery
and is Wholly Unprepared to Protect Stockholder Value

New York, April 16, 2013 – Audley Capital Advisors LLP (including certain related funds and investment vehicles, “Audley Capital”) today issued the following statement questioning Walter Energy, Inc.’s (NYSE: WLT) (TSX: WLT) (“Walter Energy” or “the Company”) argument regarding pricing improvements in the metallurgical coal (“met coal”) market.  Audley Capital is continuing to urge stockholders to vote the GOLD proxy card for its five nominees for election to the Board of Directors at the Company’s upcoming 2013 Annual Meeting of Stockholders on April 25, 2013.

Julian Treger, Managing Partner of Audley Capital Advisors, said, “Over the past few weeks, including in its most recent letter to stockholders dated April 15, 2013, Walter Energy expressed optimism regarding improving conditions for met coal pricing.  The Company has been pushing a plan that is entirely predicated on the recovery of met coal pricing in the very near future.  We believe that demonstrates the lack of sophistication and thoughtful analysis by the current Board.  The Board has claimed that met coal prices are at their trough, but as demonstrated by the downward pressure on met coal pricing and recently disclosed Chinese growth figures, there is a very real possibility that prices will fall further.  Just yesterday, the impact on Walter Energy’s share price was significant, wiping off another $200 million of market capitalization to approximately $1.3 billion against a debt load of approximately $2.5 billion.”

Added Mr. Treger, “We believe that the current Board is ill-prepared to respond to continued price deterioration.  Our analysis suggests that if met coal prices drop further, the Company could face a liquidity crisis in the foreseeable future and the Board would be forced to pursue financing that, given what we see as the Board’s lack of sophistication in the capital markets, could severely impact existing stockholders.  We are concerned that the very directors that created Walter Energy’s leverage problem are ill-equipped to address the issue if met coal prices do not, as they wish, bail them out of the current situation.”

Mr. Treger concluded, “We have consistently called attention to the fact that there are options available to the Company that we think a skilled Board could pursue to manage price volatility and financing constraints.  Our director nominees have proven their value in volatile and distressed situations.  We believe that our Board nominees – both as a collective group and as individuals – are qualified to assist management to address issues of reducing balance sheet risk, seeking joint venture partners for projects, divesting underperforming and non-core assets, and upgrading existing reserves.  We are convinced that Walter Energy is in need of real, credible, sophisticated new Board members to help restore confidence in the direction of the Company and address all possible scenarios facing the business, including falling met coal prices.”

Audley Capital notes that analysts are concerned about the Company’s prospects to increase equity value over the coming 12 to 24 months, and ability to react to a further deterioration in met coal pricing.

“…the Company remains at the whim of subdued global coal pricing. While we are maintaining our HOLD rating on the stock in light of the recent pullback in the shares, we would avoid any new positions pending better industry fundamentals and incremental capital structure needs.” – KeyBanc; April 11, 2013

“We expect 1Q13 will be a difficult quarter for EPS results, reflecting the weakest settlement for benchmark metallurgical coal pricing since quarterly contracts began in 1Q10. On average, our 1Q13 EBITDA estimates are down 27% q/q (excluding Walter Energy) driven primarily by the weaker pricing.” – Stifel; April 15, 2013

“In light of the heavy debt load, BMO Research cannot rule out a potential equity offering.” – BMO; March 31, 2013

“Lowering our 2013 view to a loss of $1.00 (from loss of $0.90) vs. the Street's loss of $0.75; and maintaining our below-consensus 2014 estimate of $0.80 (vs. the Street's $1.95).” – KeyBanc; April 11, 2013

Audley Capital urges stockholders to vote FOR its five director nominees by immediately completing and returning their GOLD proxy card or by submitting proxies by telephone or through the Internet.  Investors that have any questions or need assistance voting your shares, please call our proxy solicitor, Okapi Partners LLC, at (877) 208-8903.

Additional Information

Further information regarding the director nominees and other persons who may be deemed participants, and other matters, are set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ADVISED TO READ THAT PROXY STATEMENT, BECAUSE IT INCLUDES IMPORTANT INFORMATION. THE PROXY STATEMENT IS BEING SENT TO SHAREHOLDERS BY OR ON BEHALF OF PARTICIPANTS, AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT http://www.sec.gov.

Contacts

Investors:

Audley Capital Advisors LLP
Julian Treger, Managing Partner
+44 20 7529 6900

Okapi Partners LLC
Bruce Goldfarb/Charles Garske/Patrick McHugh
212-297-0720

Media:

Sard Verbinnen & Co
Dan Gagnier/Brian Shiver
212-687-8080

*Audley Capital has not requested or obtained the consent of any third party quoted.